                                                                    Exhibit 10.4

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                           FFIS CO-PROMOTION AGREEMENT

                                 by and between

                                    DEY, L.P.

                                       and

                           CRITICAL THERAPEUTICS, INC.

                                  JUNE 25, 2007


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THIS FFIS CO-PROMOTION AGREEMENT (the "Agreement" or "FFIS Agreement") is made as of June 25, 2007 ("Effective Date") by and between CRITICAL THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal offices at 60 Westview Street, Lexington, MA 02421 ("CRTX" ) and DEY, L.P., a limited partnership organized and existing under the laws of the State of Delaware and having its principal offices at 2751 Napa Valley Corporate Drive, Napa, CA 94558 ("DEY").

                                   WITNESSETH

WHEREAS, the Parties desire that CRTX engages in the Promotion (as hereinafter defined) of the Product (as hereinafter defined) in the Territory (as hereinafter defined) in the Field (as hereinafter defined) for a certain period of time and the Parties also desire to coordinate CRTX's activities regarding the Product with those of DEY, all of which shall be subject to the terms and conditions of this Agreement;

WHEREAS, the Parties have previously entered in to that certain Co-Promotion and Marketing Services Agreement regarding Zileuton products, effective March 13, 2007 (the "Zileuton Co-Promotion Agreement"), as well as that certain Binding Letter Agreement by and between Dey, L.P. and Critical Therapeutics, Inc. effective March 13, 2007, as amended (the "Binding Letter Agreement"), which Binding Letter Agreement is superseded by this Agreement,

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:


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1.1 "Act" means the United States Food, Drug, and Cosmetic Act of 1938, as
amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 "Adverse Event(s)" means adverse drug experiences, as defined by 21 CFR
312.32 or 314.80, relating to a Product. "Serious Adverse Event(s)" means a serious Adverse Event, as defined by 21 CFR 312.32 or 314.80, relating to a Product. For purposes of Section 6 of this Agreement, the use of the phrase "Adverse Event" is intended to include Serious Adverse Event(s).

1.3 "Affiliate" means (i) any corporation, association or other entity of which more than fifty percent (50%) of the voting securities or other ownership interests representing the voting equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; or (ii) any corporation, association or other entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) of the voting securities or other ownership interests representing the voting equity, the voting stock or, if applicable, the general partnership interest, or the right to of a Party.

1.4 "Alliance Manager" shall have the meaning set forth in Section 3.1.

1.5 "Annual Retail Baseline Units" or "ARBU" means, for each Year, the number of Retail Units of Product forecasted to be sold by DEY through retail sales channels in such Year that are based solely on detailing by DEY's sales force only (and no detailing by CRTX's sales force), as set forth in Schedule 1.5 attached.

1.6 "Applicable Laws" means all applicable federal, state and local laws, statutes, rules, regulations and ordinances.

1.7 "Applicable Tier 1 Retail Units" shall have the meaning set forth in Section 5.1(2).

1.8 "Applicable Tier 2 Retail Units" shall have the meaning set forth in Section 5.1(3).


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1.9 "Binding Letter Agreement" shall have the meaning set forth in the Recitals.

1.10 "Business Day" means any day that is not a Saturday or a Sunday or a day on which the NASDAQ Global Market is closed.

1.11 "Calendar Quarter" means each of the three month periods ending March 31, June 30, September 30 and December 31, provided that the first Calendar Quarter shall commence as of the Detail Commencement Date and end on (i) December 31, 2007 if the Detail Commencement Date is on or after October 1, 2007 or (ii) September 30, 2007 if the Detail Commencement Date is on or prior to September 30, 2007.

1.12 "Call" means an in person contact between a Sales Representative of a Party and a Detail Target during which a Detail is made to the Detail Target.

1.13 "CFR" means the United States Code of Federal Regulations.

1.14 "Claims" means any suits, claims, actions, demands, complaints, lawsuits or other proceedings that are brought by any Third Party, including without limitation product liability claims and claims seeking to recover for personal injury or death, alleged to have been caused, in whole or in part, by a Product regardless of the legal theory alleged.

1.15 "Commercial Launch Date" means the date after full FDA approval of the NDA for FFIS when FFIS has been produced and is released by DEY for purchase by Third Party wholesalers and/or retailers in the Territory.

1.16 "Commercially Reasonable Efforts" means, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment for a product owned by it or to which it has rights, which product is of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace and other relevant factors commonly considered in similar circumstances.


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1.17 "CRTX Indemnified Party" shall have the meaning set forth in Section 11.1.

1.18 "CRTX Trademark(s)" means the trademark and domain names listed on Schedule 1.14, together with all related common law trademark rights of CRTX related thereto.

1.19 "Current Good Manufacturing Practices" or "GMP" or "cGMP" means the current good manufacturing practice and standards as provided for (and as amended or updated from time to time) in applicable ICH Harmonized Tripartite Guidelines and as defined in Parts 210 and 211 of Title 21 of the CFR, as may be amended from time to time, or any successors thereto.

1.20 "Detail" means a Call during which relevant characteristics of the Product are described by the Sales Representative of a Party aimed at encouraging the appropriate use of the Product and using, if necessary or desirable, the Promotional Materials. A sample drop shall not be considered a primary or secondary Detail. When used as a verb, "Detail" shall mean to engage in a Detail.

1.21 "Detail Commencement Date" means the later of the Commercial Launch Date, or the date that DEY receives written notice from CRTX indicating that CRTX has
(a) completed its sales force expansion to the size of 40 or more Sales Representatives and all of whom have completed the FFIS launch training as contemplated by this Agreement, and (b) that the first Call has been made by CRTX's Sales Representatives under the terms of this Agreement.

1.22 "Detail Targets" means all office-based physicians and other health care professionals in the Territory selected by CRTX from the DEY FFIS Target Universe. For purposes of this Agreement, the "DEY FFIS Target Universe" shall mean the group of office-based physicians and other health care professionals in the Territory that DEY uses internally for its Call plan for FFIS, which group consists of allergists, pulmonologists, internal medicine physicians, and primary care physicians (excluding pediatricians) who belong to the FFIS Market Quintile [**] based upon third party data, such as Wolters Kluwer Health. DEY shall retain the right to modify the DEY FFIS Target Universe from time to time; provided, however, any such modification shall not affect a previously agreed to CRTX [**] month Call plan. CRTX will notify DEY of the date of the next CRTX Call plan period at least [**] days prior to the start date of the


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period. DEY, within [**] days after receipt of such notice, will provide the DEY
FFIS Target Universe to a third party retained by CRTX and approved by DEY so that the third party may use it to assist CRTX with its selection of Detail Targets for the applicable Call plan. DEY and CRTX acknowledge and agree that the DEY FFIS Target Universe for the [**] month period starting on the Detail Commencement Date has been finalized by the parties.

For purposes of this Section, the "FFIS Market Quintile" means the prescriber quintile based upon the current definition of the FFIS Market used in DEY's Call plan.

1.23 "DEY Indemnified Party" shall have the meaning set forth in Section 11.2.

1.24 "DEY Patents" shall mean those patents listed on Schedule 1.19 attached.

1.25 "DEY Trademarks" shall mean the trademarks listed on Schedule 1.20 attached.

1.26 "Effective Date" shall have the meaning set forth in the Preamble.

1.27 "FAPI" shall have the meaning set forth in Section 4.3(6).

1.28 "FDA" means the United States Food and Drug Administration and any successor agency having substantially the same jurisdiction and functions.

1.29 "Field" shall mean the use of the Product as a pharmaceutical product in humans for the treatment of chronic obstructive pulmonary disease ("COPD") or other respiratory indications for which DEY has received formal FDA approval.

1.30 "Finished Product" means the formulation of the Product described in the specifications included in the NDA for such Product (the "FFIS Specifications") and packaged and labeled and in a form ready for distribution in the Territory.

1.31 "GAAP" means U.S. generally accepted accounting principles.

1.32 "Indemnified Party" shall have the meaning set forth in Section 11.3.


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1.33 "Indemnifying Party" shall have the meaning set forth in Section 11.3.

1.34 "Independent Accountant" shall have the meaning set forth in Section
5.3(1).

1.35 "Losses" means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.36 "NDA" means a new drug application (as defined in the Act and applicable regulations promulgated thereunder, as amended from time to time) filed with the FDA, including any supplements or amendments thereto which may be filed.

1.37 "Net Retail Average Selling Price" shall mean, for any applicable Calendar Quarter, the average WAC Price per Retail Unit for such Calendar Quarter, less Rebates and Discounts per Retail Unit for such Calendar Quarter. In the determination of the Net Retail Average Selling Price, DEY will use Commercially Reasonable Efforts to allocate the Rebates and Discounts relevant to Product sales to the retail sales channels (and shall not allocate any Rebates or Discounts relevant to Product sales to non-retail sales channels in such amounts).

1.38 "PDE" is the measure of Detail Calls, and shall mean primary detail equivalents calculated as follows: one primary Call is 1.0 PDE and one secondary Call is 0.4 PDE.

1.39 "PDMA" means the United States Prescription Drug Marketing Act of 1987, as amended, or any successor act thereto, and the regulations promulgated thereunder from time to time.

1.40 "Party" means DEY or CRTX. "Parties" means DEY and CRTX.

1.41 "Patent Office" means the United States Patent and Trademark Office.

1.42 "Product" or "FFIS" means Formoterol Fumarate Inhalation Solution 20mcg/2ml, which is


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the subject of DEY's NDA No. 22-007.

1.43 "Product Label(ing)" shall have the same meaning as defined in the Act and regulations as interpreted by the FDA.

1.44 "Product Quality Complaint" shall mean any legitimate complaint (as reasonably determined by the Party receiving such complaint) by a Third Party that (a) questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or (b) claims that the Product or its labeling is mistaken for, or applied to, another article or any bacteriological contamination, or (c) claims a significant chemical, physical, or other change or deterioration exists in the distributed drug product, or (d) claims a failure of one or more distributed batches of Product to meet the specifications thereof.

1.45 "Promotion" means, as regards to the Product, those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering a product for sale. When used as a verb, "Promote" shall mean to engage in such activities.

1.46 "Promotion Expenses" means all actual out-of-pocket expenses incurred (i.e., paid or accrued) to a Third Party by or on behalf of DEY in connection with selling, marketing and Promotion of the Product in the Territory, including the following (but excluding expenses for Samples purchased by CRTX hereunder, Third Party market data, such as IMS or Wolters Kluwer Health data purchased by CRTX, sales forces of CRTX, and salaries for employees of CRTX performing marketing functions):

     (a) marketing, advertising, Promoting, and educational expenses, including speakers' programs, medical education programs and symposia, relationships with opinion leaders and professional societies, public relations and market research;

     (b)  training and communications materials and detail and visual aids;


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     (c)  Third Party market data from IMS or Wolters Kluwer Health purchased by
          DEY;

     (d)  implementing marketing programs; and,

     (e) preparation, storage and distribution of Promotional Materials; provided, however, that Promotion Expenses shall specifically exclude salaries and other internal overhead and/or compensation paid to either Party's employees, including their respective sales forces.

1.47 "Promotion Plan" means a plan established by DEY relating to the Promotion of the Product.

1.48 "Promotional Materials" means all written, printed or graphic (or in other media formats) material provided by DEY and intended for use by a Party's Sales Representatives during a Call, or marketing sponsored speaker programs including, but not limited to, visual aids, file cards, premium items, clinical studies reprints, drug information updates and any other promotional support items or advertising that DEY deems necessary or appropriate in connection with the Promotion of Product. Promotional Materials shall include only those materials describing FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of a Product that meet the regulations as outlined in the CFR. Promotional Materials also includes all sales training materials, however promotional Materials shall not include any Product packaging or Product labeling or Sample labeling, or Samples.

1.49 "Proprietary Information" means any and all scientific, clinical, regulatory, sales, marketing, financial and commercial information or data, customer-related materials, know-how, concepts, ideas, trade secrets, expertise, and all of the foregoing regardless of whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

1.50 "Quarterly Retail Base Units" or "QRBU" means, for each Calendar Quarter of such Year, the Retail Units of Product forecasted by DEY that are based on detailing by DEY's sales force only and as set forth in Schedule 1.5 attached.


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1.51 "Rebates and Discounts" means the following deductions to the extent actually allowed or taken and not in excess of industry standard amounts and determined in accordance with GAAP, DEY's revenue recognition policies, and Applicable Laws:

     (a) credits or allowances actually granted for damaged or spoiled Product, returns, recalls or rejections of Product, and retroactive price reductions;

     (b) normal and customary trade, cash and quantity discounts, allowances and credits, actually given or allowed, as applicable;

     (c) sales, value added, excise or similar taxes actually paid or allowed, or other governmental charges imposed upon the importation, use or sale of Product in the Territory;

     (d) legally allowed chargebacks, rebates, fees or similar payments to customers, including, but not limited to, managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

     (e) credit card processing charges and fees, freight, postage, shipping and insurance charges relating to delivery of the Product; and,

     (f) launch discounts, stocking fees and other discounts actually extended to wholesalers.

1.52 "Retail Unit" means one vial of Product. "Retail Units" means the vials of Product sold in the retail channel for a given period of time, as reported in the script data that DEY purchases from Wolters Kluwer Health or a similar Third Party.

1.53 "Sales Representative" means a qualified salesperson meeting the requirements set forth in this Agreement, including, but not limited to Section
4.2 and 4.6 of this Agreement, and who is employed by a Party.

1.54 "Samples" means Product provided without charge to Detail Targets and in compliance


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with Applicable Laws.

1.55 "SEC" means the United States Securities and Exchange Commission and any successor agency having substantially the same jurisdiction and functions.

1.56 "Term" shall have the meaning set forth in Section 12.1.

1.57 "Territory" means the United States of America (including the District of Columbia) and all of its territories and possessions now or at any time during the Term(s).

1.58 "Third Party(ies)" means a person or entity who or which is neither a Party nor an Affiliate of a Party to this Agreement.

1.59 "WAC Price" means DEY's invoice price per Retail Unit of FFIS to its wholesalers, which is commonly known as the 'Wholesale Acquisition Cost' as may also be published in First Data Bank or other Third Party price reporting agencies.

1.60 "Year" means each consecutive twelve-month period starting January 1 and ending December 31, provided that the first Year of the Term shall start on the Effective Date and end on December 31, 2007.

1.61 "Zileuton Co-Promotion Agreement" shall have the meaning set forth in the Recitals.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words "including", "includes" and "such as" are used in their non-limiting sense and have the same meaning as "including without limitation" and "including but not limited to". References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Agreement. "Herein" means anywhere in this Agreement. "Hereunder" and "hereto" means under or pursuant to any provision of this Agreement.


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ARTICLE 2

GRANT OF RIGHTS

2.1 DEY Grant of Co-Promotion Right. Subject to the terms and conditions of this Agreement, DEY hereby grants to CRTX, in the Territory in the Field and during the Term, the non-transferable, limited right and license or sublicense (as applicable) under the DEY Trademarks and the DEY Patents to Promote and Detail FFIS; provided, however, CRTX's exercise of such rights to Promote and Detail the Product shall not occur before the Detail Commencement Date. Notwithstanding anything to contrary in this Section 2.1, DEY reserves all other rights to the DEY Patents and the DEY Trademarks, including, but not limited to, the right to Promote and Detail the Product with its sales force in the Territory during the Term. All use by CRTX of the DEY Trademarks and the DEY Patents shall be under the control of DEY and subject to DEY quality standards and approvals.

2.2 Access to Information. Subject to the terms and conditions of this Agreement, each Party shall cooperate in good faith to provide access to and reasonable assistance with its Proprietary Information and other significant information of which it becomes aware that may be legally disclosed and that it reasonably believes may be required for the other to perform its obligations hereunder.

ARTICLE 3

GOVERNANCE

3.1 Alliance Manager. DEY and CRTX each shall appoint a person (an "Alliance Manager") to oversee compliance with this Agreement. The Alliance Managers shall also be the primary contact between the Parties with respect to the reporting of each Party's activities and performance. Each Party's initial Alliance Manager is set forth on Schedule 3.1 attached hereto. Each Party shall notify the other in writing as soon as practicable upon changing its Alliance Manager appointment.


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ARTICLE 4

PROMOTION AND MARKETING ACTIVITIES / PARTY OBLIGATIONS / IP/ TRAINING

4.1 General. Subject to the restrictions of Article 2.1, each Party will diligently Promote the Product in the Territory during the Term and as of the Detail Commencement Date, subject to the terms and conditions of this Agreement and in accordance with its business, legal, medical and scientific judgment and all Applicable Laws.

4.2 Sales Forces. During the Term and as of the Detail Commencement Date, for DEY and CRTX, respectively, each Party will provide, at its own expense, a professional, appropriately-trained sales force to support its obligations under this Agreement. The sales force of each Party shall remain under the direct and exclusive authority, supervision and control of that Party at all times during the Term. For purposes of this Agreement, all members of CRTX's sales force performing Details on the Product shall be employees of CRTX. DEY shall not be involved in the interviewing, selection or hiring or the management or supervision of CRTX's sales force. CRTX shall use Commercially Reasonable Efforts to ensure that the qualifications of its Sales Representatives meet or exceed the minimum criteria (including, without limitation, with respect to education and sales experience) required by CRTX as of the date hereof with respect to its Sales Representatives detailing products other than the Product. For purposes of this Agreement, all members of DEY's sales force shall be employees of DEY. CRTX shall not be involved in the interviewing, selection or hiring or the management or supervision of DEY's Sales Representatives.

4.3 CRTX Obligations:

(1) During the Term and starting on the Detail Commencement Date, CRTX, at its expense, shall deliver to Detail Targets at least [**] primary detail equivalents ("PDEs") of Product Details in at least the secondary position per full calendar month after the Detail Commencement Date. The frequency of CRTX's Product Details per full calendar month will be determined by CRTX. A Call in the tertiary position shall not count toward CRTX's PDE obligations unless the parties agree otherwise in writing. CRTX will deliver Product Details to at least [**] Detail Targets per Calendar Quarter.


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(2) For all Product Details in Subsection 4.3 (1), only details to Detail
Targets (as defined in Section 1.22 of this Agreement) shall be counted towards CRTX's PDE requirements.

(3) If and to the extent that CRTX decides to acquire Samples, CRTX, [**], may acquire from DEY supplies of Samples for DEY-approved sampling activities by CRTX's Sales Representatives at DEY's [**] of such Samples; provided, however, CRTX shall have no minimum sampling obligations to meet and CRTX may elect not to procure or provide Samples. CRTX has the option to perform Product sampling during the Calls. CRTX also is responsible for the proper storage, handling, and distribution of any Samples that CRTX orders from DEY. If CRTX notifies DEY that CRTX intends to perform Product sampling, DEY shall assume costs of shipment of Samples to one location designated by CRTX.

(4) CRTX, [**], shall acquire from DEY supplies of Promotional Materials for use by CRTX at DEY's [**] of such Promotional Materials; provided, however, CRTX shall have no obligation to use any particular Promotional Materials except those core Promotional Materials mutually agreed to between the Parties.

(5) CRTX's incentive compensation plan for its Sales Representatives detailing the Product shall reflect the secondary position of the Product, with the goal of ensuring quality secondary product Details. The plan shall be determined by CRTX, but CRTX shall consult with DEY and consider suggestions from DEY. Compensation of such CRTX Sales Representatives shall align with such plan.

(6) During the Term, CRTX shall not, directly or indirectly, manufacture, Detail, sell, market or promote in the Territory any product (except for Product during the Term) containing formoterol, including but not limited to arformoterol, and any salt, enantiomer, and/or derivative thereof ("FAPI") as one of the active pharmaceutical ingredients if any approved indication of the product is the same as any approved indication of the Product as of the date upon which CRTX intends to begin to, directly or indirectly, manufacture, Detail, sell, market or promote such product in the Territory (the "Limited Product"). If this Agreement expires or is terminated for any reason, CRTX shall not, directly or indirectly, manufacture, Detail, sell, market or Promote


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any Limited Product in the Territory until one (1) year after such expiration or termination ("Post-Term Non-Compete Period"); provided, however, this Post-Term Non-Compete Period shall not apply and shall be void in the event CRTX signs a definitive agreement to be acquired by or merged with a Third Party that markets, manufacturers, sells, details or promotes a Limited Product in the Territory (the "Transaction"); and, instead, the following provision shall apply (the "Post-Term Non-Promote Period"): CRTX agrees that until the date that is 180 days after the date of the expiration or termination of this Agreement or the date that is 180 days after the closing date of the Transaction, whichever occurs sooner, CRTX shall not allow any CRTX Covered Sales Representative (as defined below) to Detail, market or promote any Limited Product in the Territory to any office-based physician or other office-based health care professional.
For purposes of this Section 4.3(6), a "CRTX Covered Sales Representatives" shall mean a Sales Representative employed by CRTX (or by its acquirer or by a subsidiary of its acquirer) who, within [**] before the date of the expiration or termination of this Agreement or the closing date of the Transaction, whichever occurs sooner, either (i) has been trained on the Product or (ii) has detailed the Product. The Post-Term Non-Promote Period shall not require CRTX or CRTX's acquirer to take any particular actions with any Sales Representative who does not satisfy the CRTX Covered Sales Representative definition. This Section 4.3(6) also shall apply with respect to any combination product containing both FAPI and Zileuton as active ingredients. Notwithstanding the foregoing, if (i) this Agreement is terminated by CRTX pursuant to a DEY breach under Section 12.2(2) or (ii) a Third Party AB-rated generic product to the Product enters the Territory during this Post-Termination Non-Compete Period, both the Post-Termination Non-Compete Period and the Post-Term Non-Promote Period in this
Section 4.3(6) shall be void; provided, however, DEY and CRTX shall continue to abide by the provisions of Section 9 of this Agreement after such expiration or termination.

4.4 DEY Obligations:

(1) DEY is responsible for all Promotion Expenses and the development and implementation of Promotion Plans for the Product during the Term. During the Term, DEY is also solely responsible for DEY's sales force expenses, cost of Samples distributed by DEY's sales force and salaries for its own employees performing marketing functions, all of which shall be separate from and in addition to Promotion Expenses (and also includes detail aids,


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

promotional items, market research), and such shall be DEY's responsibility and not CRTX's responsibility. CRTX's sales force expenses, printing cost of the Promotional Materials used by CRTX, and the cost of Samples, if any, distributed by CRTX's sales force shall also be separate from and in addition to the Product Promotion Expenses and such be CRTX's responsibility and not DEY's responsibility.

(2) DEY, at its sole expense, will be responsible for obtaining and maintaining all applicable FDA regulatory approvals for the Product and for approving and submitting to FDA all Promotional Materials to be used in the Territory, all as according to Applicable Laws.

(3) DEY also will be solely responsible for the following:

     a) Setting the pricing of the Product covered under this Agreement and approving Rebates and Discounts to wholesalers, managed care organizations, or Federal, state or local government programs (e.g., Medicare or Medicaid) related to the Product;

     b)   Developing and implementing managed care strategies;

     c) Maintaining its exclusive rights to the Product in the Territory, other than those granted to CRTX herein;

     d) the management and costs of any future clinical research and trials that DEY elects to conduct, if any, relating to the Product or any changes in its labeling;

     e) Using Commercially Reasonable Efforts to supply and distribute GMP-compliant Product in accordance with the Product's respective specifications; and,

     f) Using Commercially Reasonable Efforts to supply and ship only to a single site designated by CRTX sufficient quantities of GMP-compliant commercial Samples for CRTX's sampling program, as approved by DEY, which Samples shall be provided at DEY's [**] during the Term; provided, DEY shall pay for all shipping charges of such Samples to the site designated by CRTX.


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

(4) DEY shall use Commercially Reasonable Efforts to provide CRTX with Promotional Materials and training materials for the performance and supervision of Calls by a reasonable date prior to the Detail Commencement Date projected by CRTX. In the case of training materials, a reasonable date shall be the later of August 1, 2007, or within 15 days after CRTX notifies DEY in writing of the projected Detail Commencement Date. In the case of Promotional Materials, a reasonable date shall be the later of September 3, 2007, or within 30 days after CRTX notifies DEY in writing of the projected Detail Commencement Date. The Parties agree that timely delivery of such materials is necessary in order for CRTX to meet the agreed upon Detail Commencement Date. Such Promotional Materials shall be provided to CRTX by DEY at DEY's [**]. DEY shall be solely responsible for the preparation, content and method of distribution of the Promotional Materials to one location designated by CRTX. CRTX's Sales Representatives shall use only the Promotional Materials provided by DEY in conducting Calls hereunder and shall not develop, create, or use any other promotional material or literature, or any other materials of any kind in connection with the Detailing of the Product. When depleted by CRTX, DEY will coordinate with CRTX to replenish on a timely basis CRTX's supply of Promotional Materials, which also shall be sent to one location designated by CRTX. DEY shall notify CRTX promptly of any inaccuracy or incompleteness of the Promotional Materials or labeling. Upon such notice, CRTX will advise its Sales Representatives to cease the use of all of the Promotional Materials or labeling (or any portion thereof) so identified by DEY and will either destroy or return such Promotional Materials or labeling to DEY, at DEY's instruction and expense. DEY shall furnish CRTX with corrected Promotional Materials or labeling as soon as practicable thereafter (such corrected Promotional Materials to be provided to CRTX at no cost to the extent of materials previously purchased are unusable). DEY shall be responsible for all interactions with the FDA regarding approval and /or submission of all Promotional Materials.

(5) DEY shall use Commercially Reasonable Efforts to provide support to CRTX to enable CRTX to begin Promoting the Product by Commercial Launch Date.

4.5 Intellectual Property. Each of CRTX and DEY shall retain their respective intellectual property rights, including without limitation, all patents (including the DEY Patents) and patent applications, copyrights and trademarks (including the DEY Trademarks), owned by such Party as of the Effective Date or otherwise arising during the Term and relating to such Party's respective existing programs and materials in all formats (print, video, audio, digital, computer, etc.) regarding sales training, patient education and disease management programs owned or controlled by such Party at the time such materials are shared with the other Party, as well as any modifications of such programs each may develop in the future which are not specific to the Product. Except as otherwise prohibited by Applicable Laws and as otherwise set forth herein, all Promotional Materials used during the Term, including journal advertising and sales aids (excluding packaging and FDA approved Product Labeling) may display the names and logos of CRTX and DEY. Except as otherwise prohibited by Applicable Laws, and to the extent reasonably practicable, all Promotional Materials will indicate that the applicable Product is manufactured and sold by DEY, promoted by DEY and CRTX, and that the CRTX Trademarks are owned by CRTX and that the DEY Trademarks are owned by DEY. Notwithstanding the foregoing, the Parties acknowledge and agree that, to the extent DEY may have existing stock of Promotional Materials as of Detail Commencement Date, DEY shall be permitted to utilize such stock and to provide such stock to CRTX for use in connection with its promotional efforts prior to the development and distribution of new Promotional Materials displaying the names and logos of both CRTX and DEY. During the Term, all applicable logos, subject to compliance with Applicable Laws, shall be prominently displayed in accordance with each Party's specifications and be of similar size to each other on all such materials. Each Party hereby consents to such use of its name and logo, provided that the other Party adheres to the agreed upon format and language and, provided further, that neither Party will acquire any ownership rights in the other Party's name or logo, or any rights to use the other Party's name or logo beyond those set forth in this Section 4.5. After expiration of the Term or after the termination of this Agreement, neither Party will include any of the other Party's names or logos on any Promotional Materials, except as required by Applicable Laws. If either party's corporate name or logo should change from what it is at Effective Date of this Agreement, such Party shall be responsible and reimburse the other party for all additional expenses in connection with procuring additional stock of Promotion Materials as a result of such name or logo change.

4.6 Training.

(1) Each Party shall have the responsibility for training its Sales Representatives with respect to the Promotion of the Product in the Territory, and each Party will be solely responsible for all costs associated with training its respective Sales Representatives. During the Term, DEY shall provide CRTX with such assistance as is reasonably requested by CRTX, and as mutually agreed to in connection with the training programs to help ensure that the training of CRTX's Sales Representatives will be consistent with the training provided to DEY's Sales Representatives regarding the sales of the Product in the Territory.

(2) During the Term, in order for CRTX to meet the projected Detail Commencement Date, DEY shall provide sufficient quantities of training materials relating to the Product, including an up-to-date programmed learning unit for "at home" study. DEY shall supply such materials to one CRTX-designated location by later of [**], or [**] days after its receipt of written notice of the projected Detail Commencement Date from CRTX. DEY shall be responsible for the cost of developing and CRTX shall be responsible for the cost of duplicating such materials.

(3) All expenses during the Term that are incurred by either Party and associated with any launch meeting or any training meetings for the Product for such Party's sales force shall be the responsibility of the Party incurring such cost. Promptly after the date that CRTX has confirmed the projected Detail Commencement Date to DEY, CRTX and DEY shall agree on a mutually convenient schedule that will enable the training of the CRTX sales force in sufficient time to meet the projected Detail Commencement Date.

(4) In addition to the training referred to above, during the Term, each Party shall conduct separate training programs for their respective sales force with respect to the Medicare and Medicaid Anti-Kickback Statute, as set forth at 42 U.S.C. Section 1320(a)-7b(b) and the acts prohibited thereunder, PDMA regulations, and all other applicable guidances relating to promotion of Product, including, without imitation, the PhRMA Code on Interactions with Healthcare Professionals. Upon completion of such additional training, each sales force member shall be required to sign a certificate acknowledging their receipt of such training and certifying and acknowledging their attendance at the training.

4.7 Other Marketing and Promotion Services.

(1) DEY or its Third Party contractor shall provide reasonable order entry, customer service, reimbursement management, medical affairs (including reports for all Adverse Events as set forth herein at Article 6), medical or drug information, warehousing, physical distribution, invoicing, credit and collections (including maintaining and enforcing the credit policy applicable to the Product) production forecasting and other related facilities and services necessary or desirable for the manufacturing and supply, distribution, marketing, Promotion and sales of the Product under this Agreement. Such services shall include contract administration, including handling wholesaler chargebacks, managed care contracts, federal and state government contracts, rebate contracts, long-term care contracts, performance-based contracts, and hospital purchasing contracts. DEY shall book all sales and be exclusively responsible for accepting and filling purchase orders for Product and for processing billing and returns with respect to the Product.

(2) DEY will provide CRTX with reasonable access (at DEY's expense for any additional work that DEY may request) to all medical education and medical or drug information regarding the Product and FAQs, with respect to the Promotion of the Product.

(3) In addition to any other reports required by this Agreement, DEY shall provide to CRTX at no cost to CRTX:

     (i) on a monthly basis, within [**] days after the end of each month beginning or ending during the Term, reports of (A) WAC Price; (B) Rebates and Discounts; and (C) Net Retail Average Selling Price for the immediately preceding month;

     (ii) on a monthly basis, the number of Retail Units; after DEY has received the data from Wolters Kluwer Health or a similar Third Party;

     (iii) on a monthly basis, complete and accurate records of the actual number of Sales Representatives in DEY's sales force who, at the end of each calendar month, are actively Detailing the Product to office-based physicians and other office-based health care professionals in the Territory); and,

     (iv) such other reports as may be reasonably requested by CRTX in connection with the performance of the Parties' obligations hereunder.

4.8 Covenants of the Parties.

(1) CRTX covenants that, during the Term, the CRTX sales force shall (i) limit its claims of efficacy and safety for the Product to those that are consistent with approved promotional claims and FDA-approved prescribing information for the Product in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of the Product from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information; (iii) use the Promotional Materials in accordance with this Agreement and Applicable Laws; (iv) Promote the Product in accordance with Applicable Laws; and, (v) comply with the CRTX code of business conduct and Comprehensive Compliance Program.

(2) DEY covenants that, during the Term, the DEY sales force shall (i) limit its claims of efficacy and safety for the Product in the Territory to those that are consistent with approved promotional claims and FDA-approved prescribing information for the Product; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of the Product under this Agreement from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information; (iii) use the Promotional Materials in accordance with this Agreement and Applicable Laws; and (iv) Promote the Product in accordance with Applicable Laws; and, (v) comply with the DEY Code of Conduct and compliance program.

ARTICLE 5

FINANCIAL TERMS / PAYMENTS / STATEMENTS

5.1 During the Term and after the Detail Commencement Date, DEY will pay CRTX on a Calendar Quarter basis a Co-Promotion Fee, which shall be calculated and paid as follows:

     (1) No Co-Promotion fee will be paid with respect to Retail Units sold in any Calendar Quarter if the number of Retail Units of Product sold in such Calendar Quarter is less than the QRBU for such Calendar Quarter.

     (2) TIER 1: With respect to the number of Retail Units sold during each Calendar Quarter in excess of the QRBU, but not more than [**] Retail Units above the QRBU for such Calendar Quarter (the "Applicable Tier 1 Retail Units"), DEY shall pay to CRTX a Co-Promotion Fee for that Calendar Quarter calculated according to the following formula:

               (Applicable Tier 1 Retail Units) x (Net Retail Average Selling Price for such Calendar Quarter) x [**]%.

     (3) TIER 2: With respect to the number of Retail Units sold during each Calendar Quarter in excess of those Retail Units that are subject to a Co-Promotion fee under Section 5.1(2) above during such Calendar Quarter (i.e., in excess of the QRBU for such Calendar Quarter, plus [**]) (the "Applicable Tier 2 Retail Units"), DEY shall pay to CRTX a Co-Promotion Fee for that Calendar Quarter calculated according to the following formula:

               (Applicable Tier 2 Retail Units) x (Net Retail Average Selling Price for such Calendar Quarter) x [**]%.

     (4) In the event DEY materially increases or decreases the size of its sales force for Sales Representatives who actively promote the Product to office-based physicians and other office-based health care professionals in the Territory, DEY shall provide CRTX with written notice of such change. Promptly thereafter, the Parties will renegotiate in good faith a mutually agreeable Tier 2 Co-Promotion Fee. The renegotiated Tier 2 Co-Promotion Fee shall be based, among other things, upon the expected effect that such increase or decrease has on Retail Unit sales, and shall take effect [**] days from the date of CRTX's receipt of such notice from DEY. For this purpose, a material increase or decrease shall mean an increase or decrease of 40 Sales Representatives employed by DEY who actively Promote the Product to office-based physicians and other office-based healthcare professionals in the Territory, with the number of such Sales Representatives at Commercial Launch Date as the baseline.

     (5) For purposes of clarity, the calculation of number of Retail Units sold for purposes of this Section 5.1 shall include all Retail Units sold in such Calendar Quarter, regardless of whether such sales were based on detailing by DEY's sales force, CRTX's sales force or any combination thereof.

     (6) The Co-Promotion Fee will be paid quarterly within 30 days after the receipt by DEY of the Retail Unit data for the applicable Calendar Quarter.

     (7) DEY and CRTX each acknowledge and agree that all payments under this Agreement are and shall be separate and distinct from any other arrangement between CRTX and DEY, including, but not limited to, the Zileuton Co-Promotion Agreement. Neither party shall be allowed to any right to offset any monies owed or owing pursuant to this Agreement against any other payments or obligations owed or owing in connection with any other agreement between the parties.

     (8) For any calendar month in which CRTX does not deliver at least [**] PDEs to Detail Targets as set forth in Section 4.3 (1), CRTX has the right, but not the obligation, to perform a "make good" detailing effort during the [**] days following the last day of such calendar month (the "Make Good Period") (i.e., "make good" means that CRTX shall perform within the Make Good Period additional Product Details necessary to satisfy the requirement of [**] PDEs to Detail Targets per month). If, for any such instance, CRTX does not perform such a "make good" detailing effort during the Make Good Period, there will be an adjustment to the Co-Promotion Fees described in Section 5 for such prior Calendar Quarter as mutually agreed to between the Parties. In addition, if CRTX fails more than [**] times in any Calendar Year to deliver at least [**] PDEs per calendar month to Detail Targets, regardless of whether a "make good" effort is made, the Parties will negotiate in good faith an adjustment to the Co-Promotion Fees and to the monthly PDE requirement, all as mutually agreed to between the Parties. As regards the documentation necessary to prove the "make good" effort, such shall be received by DEY within [**] Business Days after the last day of the Make Good Period. If DEY does not receive such information within the ten day period, such shall void the "make good" effort and shall result in an adjustment of the Co-Promotion Fees as described above, but shall not be a breach of this Agreement.

5.2 Reports / Reconciliations / Records.

(1) CRTX will provide DEY actual Product Detail information monthly within [**] days of the close of each month. CRTX shall keep complete and accurate records of the actual Product Details made by its Sales Representatives (including, without limitation, names and identification numbers of doctors, dates of presentations, whether the call is a primary, secondary or tertiary product presentation, and the number of Samples delivered per Detail, as well as the number of Sales Representatives in CRTX's sales force Detailing the Product at the end of each calendar month) and the other activities carried out pursuant to this Agreement. For Sample distribution, the records shall include the number of Samples dropped, the lot number of each sample, the Detail Target's name and address and date of delivery made by each Sales Representative. CRTX shall make such records available to DEY during CRTX's regular business hours upon reasonable advance notice and no more than four (4) times during any Agreement Year and shall provide DEY a report summarizing such matters within [**] days after the end of each calendar month. The summary shall contain the details of sample distribution records as detailed above. CRTX shall maintain such records for [**] years following the period to which they relate. CRTX shall provide DEY [**] months' prior written notice of its intention to destroy such records, and DEY shall have the right to obtain such records from CRTX prior to the time of CRTX's proposed destruction date at DEY's own expense. CRTX acknowledges and agrees that DEY may from time to time (but no more often than once in any

Year) audit, or retain an independent third party audit service to audit, CRTX's activities under this Agreement, including, but not limited to, Details and call and Sample reporting. Such independent audit service shall keep confidential any information obtained during such examination and shall report only the information which is the subject of the audit.

(2) Any change in the amount that would have been payable from DEY to CRTX under this Agreement which results from any restatements to a prior period's financial results due to errors, omissions, or any other misstatements, shall be added to or deducted from, as applicable, the amount of the next payment due under this Agreement.

(3) DEY shall keep, and shall require its Affiliates to keep, complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 5. In the event payments required to be made under this Section 5 are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the Prime Rate plus 2% commencing on the date such payment is due until such date as the payment is made. "Prime Rate" for purposes of this Section 5 shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

(4) DEY shall furnish to CRTX a written report, within [**] days after the receipt by DEY of the Retail Unit data for the applicable Calendar Quarter, showing the payments owed to CRTX for such Calendar Quarter. Payments for each Calendar Quarter shall be due at the same time as such written report for such Calendar Quarter. The report shall include, at a minimum, the information forth in Section 4.7 of this Agreement for the applicable Calendar Quarter.

5.3 Audits.

(1) Upon no less than [**] Business Days prior written notice by CRTX, DEY shall permit an independent certified public accounting firm of recognized standing (but not CRTX's current accounting firm Deloitte and Touche LLP), selected by CRTX and reasonably acceptable to DEY (the "Independent Accountant"), as well as representatives of CRTX, to have access during normal business hours to such of the records of DEY to the extent necessary to verify the accuracy of the reports under this Section 5 for any Year ending not more than [**] months prior to the date of such request. The Independent Accountant shall disclose to CRTX whether the reports are correct or incorrect, the specific details concerning any discrepancies and such other information that should properly be contained in a report required under this Agreement. The number of audits conducted of the records of DEY pursuant to this Section 5 shall not exceed [**] with respect to each Year of the Term or [**] with respect to the last Year of the Term.

(2) If the Independent Accountant concludes that additional amounts were owed by DEY for such Year, DEY shall pay the additional payments, together with interest at the Prime Rate on the amount of such underpayment, within [**] Business Days of the date CRTX delivers to DEY the Independent Accountant's written report so concluding unless the report and alleged underpayment is reasonably contested in accordance with this Section 5.3(5) of the Agreement. In the event that, following the Independent Accountant's review and the conclusion of any dispute with respect thereto, it is determined that that amounts were overpaid by DEY during such period, CRTX shall repay DEY the amount of such overpayment within [**] Business Days of the date CRTX delivers to DEY such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by CRTX; provided, however, that if an error in favor of CRTX of more than [**] percent ([**]%) of the Co-Promotion Fee for most recent Calendar Year is discovered, then the fees and expenses of the accounting firm shall be paid by DEY.

(3) Upon the expiration of [**] months following the end of any Year for which DEY has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of DEY or a contrary finding by an accounting firm provided pursuant to this Section 5, such calculation shall be binding and conclusive upon DEY, and DEY shall be released from any liability or accountability with respect to payments for such year.

(4) Each Party shall treat all financial information subject to review under this Section 5.3 in accordance with the confidentiality provisions of this Agreement.

(5) Either Party may dispute the report of the Independent Accountant by written notice to the other Party given within [**] days of receipt of such report, setting forth in reasonable detail such Party's objections to such report and the basis therefor. Any such dispute shall be resolved in accordance with the provisions of Section 13.6 of this Agreement.

5.4 Calculations / Currency of Payment. All calculations herein shall give pro-rata effect to and shall be proportionally adjusted by giving effect to the actual number of days in the applicable Calendar Quarter or Year, respectively. All payments due under this Agreement shall be payable in United States dollars.

ARTICLE 6

REGULATORY MATTERS

6.1 DEY shall fulfill and discharge on a timely basis all obligations under all Applicable Laws as are necessary or customary in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to manufacture, finish, package, store, label and promote the Product in the Territory, including, without limitation, the obligations set forth in
Section 6 of this Agreement. DEY shall be responsible for review and approval of all Promotional Materials to be used by the Parties for the Product.

6.2 DEY's obligations hereunder shall include as reasonably necessary and applicable the maintenance of all regulatory approvals necessary (i) for the manufacture, finishing and labeling of Product in accordance with cGMPs, (ii) for the use and marketing of Product for all approved indications in the U.S., including, without limitation, maintaining such records and filing such reports as may be required under the provisions of the Act, as well as applicable state and federal law including, without limitation, all Promotional Materials and labeling relating to Product. All communications with government agencies concerning any Product shall be the sole responsibility of DEY, provided that during the Term, CRTX shall (i) provide reasonable cooperation with DEY to the extent deemed reasonably necessary by the Parties to respond to such communications; and (ii) have the right to communicate with the FDA or any other governmental agency regarding the Product if such communication is in accordance with the terms of Article 9 of this Agreement or is necessary to comply with the requirements of Applicable Laws.

6.3 DEY's obligations hereunder shall include obtaining any necessary FDA approvals of any Product Label, FDA-Approved Prescribing Information, labeling, monographs and packaging, and Promotional Materials used in connection with the Product post FDA approval. DEY shall provide CRTX with final copies of a FDA-approved package insert once it is approved.

6.4 Recalls and Other Corrective Action. DEY shall have the sole right and responsibility to conduct, [**], any recall, market withdrawals, or other corrective action related to Product in the Territory. At DEY's [**], CRTX shall provide information in the possession or control of CRTX, as needed by DEY to conduct such recall, market withdrawals, or other corrective action related to Product in the Territory.

6.5 Adverse Events. DEY shall use its established operating procedures to report Adverse Events to the FDA in accordance with Applicable Laws. Such operating procedures shall include any measures necessary for DEY to fully comply with such Applicable Laws. In any event, CRTX shall notify DEY within [**] hours of CRTX becoming aware of any Adverse Event (as set forth in 21 CFR 314.80); provided, however, such failure(s) shall not be a material breach under this Agreement unless such failure occurs more than [**] times in any Calendar Year. DEY shall be solely responsible for the timely filing with the FDA of all Adverse Event reports. DEY shall be solely responsible for the safety of the Product and shall be solely responsible for maintaining a process for patients, physicians and others to report Adverse Events; provided, however, CRTX shall be solely responsible for any Samples in its, its Sales Representatives', or its agents' possession. The costs of such reporting and of all services provided in connection with Adverse Events hereunder shall be borne solely by DEY. DEY will timely collect information about the Adverse Events, initiate and conduct reasonably required investigations, determine if physical or other testing of Product appears to be reasonably required, determine the nature of the Adverse Event based on data and reports it has obtained, and issue any reports, analyses, or summaries of its activities as may be required by Applicable

Laws, including, without limitation, preparing and filing with the FDA on a timely basis such reports as are necessary and appropriate.

6.6 Regulatory Cooperation. During the Term, each Party shall inform the other Party within [**] days of its receipt of any information that: (i) raises any concern regarding the safety or efficacy of Product; (ii) concerns suspected or actual Product tampering or contamination or other similar problems with respect to Product; (iii) is reasonably likely to lead to a recall or market withdrawal of Product; or (iv) concerns any ongoing or potential FDA investigation, inspection, detention, seizure or injunction or other action involving Product or (v) any circumstances that are reasonably likely to materially adversely impact the manufacturing or supply of the Product (including the failure of any batch of Finished Product to meet the FFIS Specifications that DEY reasonably deems such failure likely to impact such supply).

6.7 Safety Contacts. All safety related reports and correspondence shall be addressed to: [**], Dey, L.P. (fax number [**]; telephone number [**]), or such other safety representative as may be designated by DEY.

6.8 Medical Inquiries. DEY and its Third Party contractors shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the Product, including the distribution of standard medical or drug information letters, provided a form of such letter has been approved by DEY, resulting from the activities of the sales forces except as otherwise specifically agreed to between the Parties. During the Term, CRTX shall promptly communicate to DEY all comments, requests and inquiries of the medical profession or any other Third Parties for information relating to the Product, including prescription, Sampling, and safety information, within the Territory, of which it becomes aware. During the Term, upon the reasonable request of DEY, CRTX shall provide reasonable cooperation to DEY to the extent deemed necessary to respond to such communications and DEY shall provide copies of the responses given, in accordance with the Applicable Laws, including, but not limited to, any regulations and policies of the FDA, applicable to CRTX. DEY shall formulate responses to such inquiries, including the content of any Frequently Asked Questions. DEY shall maintain appropriate databases to document and track medical inquiries.

6.9 Product Quality Complaints. During the Term, DEY or its designated agent shall have the full responsibility for responding to complaints from DEY's Product Quality Complaints. CRTX shall promptly notify DEY in writing of any and all Product Quality Complaints received by CRTX in accordance with a procedure mutually agreed to by the parties. These communications shall be directed to [**] at DEY, or another designee. All out-of-pocket costs incurred in respect of this Section 6.9 shall be borne by DEY.

6.10 Storage of Samples. Samples sent to and stored by or on behalf of CRTX during the Term will be stored in accordance with, and will conform to the storage conditions of the Samples, cGMPs, other applicable FDA and other regulatory standards and such quality assurance practices as are standard, as well as other Applicable Laws. Upon request of DEY, CRTX shall permit duly authorized representatives of DEY or its third party designees, [**] every calendar year (or more frequently if an audit reveals significant concerns from the perspective of DEY, acting reasonably, that require appropriate additional audit follow-up) during normal business hours and upon reasonable prior written notice, and in any event on not less than [**] days notice, to audit CRTX's warehouse facility. DEY shall provide CRTX with the approved storage conditions for the Samples.

6.11 Samples and PDMA Compliance. CRTX is responsible to store, handle, and distribute Samples and maintain all documentation of sampling and reporting in compliance with all Applicable Laws, including the PDMA. CRTX shall notify promptly DEY in writing of any FDA reportable event in connection with all reports submitted to FDA on diversion, theft or loss of Samples in connection with the CFR. DEY shall be responsible for the submission of any required reports regarding PDMA violations to the FDA, but CRTX (i) shall be responsible for reporting violations of PDMA by its employees and/or agents to DEY in a timely manner; (ii) shall be responsible for any sanctions imposed regarding any such violation(s); and (iii) shall be responsible for providing DEY quarterly reports showing the reconciliation of Samples in the possession of its employees and agents. Upon request of DEY, CRTX shall permit duly authorized representatives of DEY or its third party designees, [**] every calendar year (or more frequently if an audit reveals significant concerns from the perspective of DEY, acting reasonably, that require appropriate additional audit follow-up) during normal business hours and upon reasonable prior written notice, and in any event on not less than [**] days notice, to audit CRTX's PDMA compliance records relating to the Samples.

6.12 State Reporting. Each Party shall timely file reports on the prescription drug marketing and advertising costs incurred by such party in the promotion, marketing and sale of the Product to the extent required by Applicable Laws. Each Party shall be responsible for its own filing fees and other costs in connection with the reporting of such costs. Each Party shall timely provide the other Party with copies of such reports as requested and if required by Applicable Laws for the Parties to be in compliance.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 General Representations. Upon the Effective Date, each Party hereby represents and warrants to the other Party as follows:

     (a) Such Party is a corporation (in the case of CRTX) or limited partnership (in the case of DEY) duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization, is qualified to do business and is in good standing as a foreign corporation or limited partnership, as the case may be, in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

     (b) The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws (in the case of CRTX) or certificate of limited partnership or limited partnership agreement (in the case of DEY); or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

     (c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor's rights generally, or
          (ii) general principles of equity, whether considered in a proceeding in equity or at law; and,

     (d) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party's obligations under this Agreement.

7.2 Additional DEY Representations and Warranties. Upon the Effective Date, DEY hereby represents and warrants to CRTX that:

     (a) The Promotional Materials are not false or misleading in any material respect, and are substantially in compliance with the Act and all rules and regulations of the FDA;

     (b) The DEY Patents are issued, outstanding and in full force. DEY has sued Sepracor, Inc. for infringement of DEY's United States Patents Nos. 6,667,334 and 6,814,952 (Dey, L.P. and Dey, Inc., Plaintiffs, v. Sepracor Inc., Defendant, United States District Court, Southern District of New York, Case No. 1:07-cv-2353). Sepracor has counterclaimed, alleging the DEY Patents are invalid, unenforceable, and for non-infringement. Subject to the vagaries inherent in any litigation, DEY believes that the DEY Patents are, or are likely to be held, valid and/or enforceable.

     (c) Except as otherwise indicated in Schedules 1.18 and 1.19, (i) DEY is the sole and exclusive owner of, or controls and has the exclusive rights to use, license and/or sublicense in the Territory, the DEY Patents and the DEY Trademarks, and the DEY Patents and Dey Trademarks are owned by DEY and are not subject to any encumbrance, lien or claim of ownership by any Third Party; (ii) DEY has not granted to any Third Party any license, or other rights to use the DEY Patents or the DEY Trademarks in the Territory or to import, manufacture, distribute, use, sell or offer to sell any of the Product in the Territory, which conflict with the rights granted to CRTX hereunder; and, (iii) at no time during the Term shall DEY encumber or grant rights in or with respect to the DEY Patents or the DEY Trademarks that conflict with the rights granted to CRTX under this Agreement;

     (d) The manufacture, authorized use, importation and/or sale of any Product in the Territory does not infringe or misappropriate any United States patents and/or trademarks and, to the knowledge of DEY, any other intellectual property right of any Third Party;

     (e) The data and information that may be provided to CRTX prior to the Effective Date relating to (i) pre-clinical and clinical study results and protocols related to the Product; (ii) any communications to and from any Regulatory Authority with respect to the Product, including any regulatory submissions and filings, correspondence with, and minutes of meetings and telephone conferences with Regulatory Authorities; and (iii) Adverse Events and other IND safety reports with respect to any of the Product, has been accurate and complete in all material respects and DEY has made no material misrepresentation or material omission in connection with such data and information. No information has come to the attention of DEY as would render the NDA for any Product untrue, incomplete or inaccurate in any material respect;

     (f) All Finished Product and Samples manufactured and supplied by or on behalf of DEY during the Term has been and will be manufactured in accordance with and will conform to the specifications of such Product, cGMPs, other applicable FDA and other regulatory standards and such quality assurance and quality control practices as are standard in the pharmaceutical manufacturing industry;

     (g) DEY is the owner of the registration of the DEY Trademarks and no claim or demand has been asserted in writing against DEY as of the Effective Date alleging trademark infringement resulting from the use and/or registration of the DEY trademarks;

     (h) The Annual / Quarterly Retail Baseline Units set forth on Schedule 1.5 are the same as the Retail Units that DEY uses for its internal planning purposes for manufacturing, supply chain and sales incentive compensation; and,

     (i) DEY has full legal rights to grant the rights and licenses described under this Section pursuant to its own ownership rights.

7.3 DISCLAIMERS. EXCEPT AS PROVIDED ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR BY OPERATION OF LAW OR OTHERWISE, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND SUITABILITY OF THE PRODUCT AND/OR THE CO-PROMOTION SERVICES TO BE PROVIDED HEREUNDER.

ARTICLE 8

TRADEMARK MATTERS

8.1 General. Solely on the terms and conditions set forth herein, it is the intent of the Parties to use the CRTX Trademarks and the DEY Trademarks only on and in connection with the marketing, sale, advertising and/or Promotion of the Product in the Territory in the Field during the Term. Subject to the terms and conditions of this Agreement, each of the Parties grants to the other Party and its Affiliates a non-transferable right to use its respective trademarks in connection with the performance of such Party's obligations pursuant to this Agreement. Each Party expressly reserves the sole and exclusive ownership of its respective trademarks and all rights relating thereto, including the right to control the use by the other Party and to establish standards for such use. Use of the trademarks of a Party under this Agreement shall inure to the benefit of such Party.

8.2 Maintenance. Each Party shall use Commercially Reasonable Efforts to maintain all registrations of its respective trademarks referenced in Section
8.1 above in the Territory. If necessary to permit the other Party to use its trademark in connection with the performance of such other Party's obligations pursuant to this Agreement, a Party shall make application to register the other Party as a permitted user or registered user of its trademark.

8.3 Enforcement. During the Term, each Party shall promptly notify the other of any actual, alleged or threatened infringement of such Party's trademark or of any unfair trade practices, passing off of counterfeit goods, or similar offenses of which it becomes aware. Each Party reserves the right to determine, in its sole discretion, whether to and to what extent to institute, prosecute or defend any actions or proceedings involving or affecting any rights relating to such Party's trademark in the Territory. Upon a Party's reasonable request, the other Party shall cooperate with and assist such Party in its enforcement efforts with respect to its trademark. The Party to whom the trademark belongs shall be responsible for all costs and expenses incurred by either Party at the first Party's request in connection with any such action defending its trademark, and, following each Party's recovery of its respective costs and expenses, the Parties will share all money damages, if any, recovered in connection with such action in proportion to the amount of damage actually suffered by such Party.

ARTICLE 9

CONFIDENTIALITY AND PUBLICITY

9.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and for a period of [**] years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

     (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

     (b) is or becomes properly in the public domain or knowledge without breach by either Party;

     (c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

     (d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by the receiving Party's research and development records.

9.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 9.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

     (a) upon prior written approval of the other Party to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA;

     (b) by either Party to its agents, consultants or Affiliates for the Promotion of Product or to otherwise enable such Party to fulfill its obligations and responsibilities under this Agreement, on the condition that such Third Parties and its Affiliates agree to be bound by confidentiality obligations at least as restrictive as those in this Agreement; or if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations at the expense of the non-disclosing party,, and the disclosing Party renders reasonable cooperation to the non-disclosing Party in such effort; and

     (c) to the extent required by legal or regulatory process, provided that prior to any such disclosure the putative disclosing Party shall inform the other Party and allow such Party a reasonable time to seek at its expense a protective order or other legal mechanism to avoid such disclosure.

9.3 Disclosure of Agreement. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, other governmental authority, the NASDAQ Global Market, or other securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business; provided, however, that each Party shall be given the opportunity to review the redacted version (if any) of this Agreement prior to filing and provide comments within [**] Business Days.

9.4 Other Public Statements. Except as set forth in this Agreement or as required by law, including federal and state securities laws or the rules or regulations of any stock exchange (including the NASDAQ Global Market) or quotation service on which the disclosing Party's securities are listed or traded, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours of receipt) review and recommend changes to any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Product since the date of the previous disclosure.

9.5 Trading in Securities. DEY acknowledges and agrees that (i) CRTX is a publicly-held company and (ii) DEY is aware and has advised its employees, directors, officers and agents involved in the relationship with CRTX that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

ARTICLE 10

ORDERS AND SUPPLY

10.1 Orders and Terms of Sale. DEY shall (i) receive, accept and fill orders for Product; (ii) reject orders for Product based on a negative credit assessment for a prospective customer (as determined in DEY's reasonable discretion); (iii) control invoicing, order processing and collection of accounts receivable for sales of Product; and, (iv) book and record all sales of Product in its books of account.

10.2 Mis-directed Orders. Except in the event specifically authorized in writing to do so by DEY, (i) CRTX will not accept or fill purchase orders for Product and will not process billing or returns with respect to Product (and in any event CRTX shall have no obligation to do so); and (ii) at no time shall CRTX have any power or authority to accept or reject orders on behalf of DEY. If, for any reason, CRTX receives orders for Product, CRTX shall forward such orders to DEY immediately for acceptance or rejection. Such communications shall be directed to Mr. Jerry Crank, Sr. Director Sales at DEY, or another designee.

10.3 Product and Sample Returns. If any quantities of Product, excluding Samples, are returned to CRTX, CRTX shall notify DEY in writing within [**] Business Days and promptly ship them to the facility designated by DEY, with any shipping or other associated out-of-pocket costs to be paid by DEY. Such communications for Products shall be directed to [**] at DEY, unless otherwise notified. For Samples, returns shall be processed according to DEY's procedure, Applicable Laws and PDMA, and the contact for such shall be [**], at DEY's Allen, TX distribution facility, or another designee. In the absence of [**], the alternate contact person at DEY's Allen, TX distribution facility shall be [**], unless otherwise notified.

10.4 Supply Obligations. Subject to the terms and conditions of this Agreement, DEY shall use Commercially Reasonable Efforts to supply or cause to be supplied all requirements of Finished Product and Samples of Product for use in the Territory during the Term. DEY shall use Commercially Reasonable Efforts to produce sufficient supplies of Finished Product and of Samples of Product to meet the Forecast requirements at all times during the Term and to distribute Finished Product and Samples of Product in the Territory such that no material shortages of Finished Product and/or Samples of Product occur during the Term. DEY shall promptly, but in no event later than [**] Business Days after becoming aware thereof, inform CRTX in writing of any material shortages that occur during the Term and of the steps that DEY is taking to correct any such situation. Every [**] months, CRTX shall provide DEY with a non-binding rolling [**] month forecast of Sample Product requirements; this forecast shall be considered an estimated forecast to be used for planning purposes and shall not be construed as a binding commitment by CRTX to DEY.

10.5 Conformity / Specifications / Quality Control. All Finished Product and Samples supplied, distributed and sold by or on behalf of DEY in the Territory during the Term shall (i) be manufactured, packaged and labeled in accordance with cGMPs and with Applicable Laws; (ii) not be adulterated or misbranded; and
(iii) meet and comply with each Product's Specifications contained in the applicable NDA. DEY shall conduct, or cause to be conducted, quality control testing of Product, in accordance with such specifications, prior to shipment and prepare and retain records pertaining to such testing in accordance with the NDA, Applicable Laws and DEY's internal standard operating procedures. In the event of any failure to comply with this Section 10.5 (other than a failure due to DEY's gross negligence or intentional misconduct), DEY's sole and exclusive liability to CRTX under this Agreement, and CRTX's sole and exclusive remedy, shall be that DEY shall replace the non-conforming Product.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification by DEY. DEY will indemnify, defend and hold harmless CRTX and its Affiliates, employees, officers and directors and its successors and assigns (each, a "CRTX Indemnified Party") from and against any Claims and Losses, in each case that a CRTX Indemnified Party may incur, suffer or be required to pay, arising out of or attributable to a Third Party claim or action based upon (i) the manufacture, testing, storage, marketing, sale, distribution, use or Promotion of any Product by DEY in breach of this Agreement; (ii) DEY's negligence, gross negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (iii) a material breach by DEY of any of its representations or warranties under this Agreement; (iv) any failure by DEY to Promote the Product substantially in accordance with the FDA-approved labeling, the Promotional Materials and the contractual provisions provided by DEY for distribution to customers, and all Applicable Laws; (v) the content or legal sufficiency of the NDA for any Product or the Promotional Materials relating to any Product; or (vi) the manufacture of any Product and/or the Promotion, authorized use, importation, offer for sale, or sale by DEY, CRTX or any of their respective Affiliates in the Territory of any Product that is determined by a court of proper jurisdiction to infringe upon any Third Party's United States patent rights, copyrights or trademarks; provided, however, DEY shall not be obligated under this Section 11.1 to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of (A) a material breach by CRTX of any of its obligations, representations, warranties or covenants under this Agreement; (B) negligence, gross negligence, recklessness or willful misconduct on the part of any CRTX Indemnified Party; or, (C) misuse of the Product not attributable to DEY.

11.2 Indemnification by CRTX. CRTX will indemnify, defend and hold harmless DEY and its Affiliates, employees, officers and directors, and its successors and assigns, (each, a "DEY Indemnified Party") from and against any Claims or Losses, in each case that a DEY Indemnified Party may incur, suffer or be required to pay arising out of or attributable to (i) the Promotion of any Product by CRTX; (ii) CRTX's negligence, gross negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (iii) a material breach by CRTX of any of its representations or warranties under this Agreement; or (iv) any failure by CRTX to Promote the Product substantially in accordance with the FDA-approved labeling, the Promotional Materials and the contractual provisions provided by DEY for distribution to customers, and all Applicable Laws; provided, however, that CRTX shall not be obligated under this Section 11.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of (A) a failure to warn, a product design, or a manufacturing defect attributable to DEY (regardless of legal theory, including, without limitation, product liability, strict liability and/or negligence); (B) a material breach by DEY of any of its obligations, representations, warranties or covenants under this Agreement; (C) negligence, gross negligence, recklessness or willful misconduct on the part of any DEY Indemnified Party; or,
(D) misuse of the Product not attributable to CRTX.

11.3 Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Claim. Concurrently with the provision of notice pursuant to this section, the Indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Party obligated to indemnify the other Party pursuant to this Section 11 (the "Indemnifying Party") and the party or parties entitled to such indemnification (the "Indemnified Party") shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Party including, without limitation, making reasonable accommodations to witnesses' schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

11.4 Defense of Claims. Each Party shall undertake the defense of the Claims that it has obligated itself to defend and indemnify the other Party against in this Section 11 (provided that if the obligated Party declines or fails to assume such role thirty (30) days after receiving written notice of such Claim, then the other Party shall be entitled to assume such role at the obligated Party's expense). The Indemnified Party shall have the right to participate in the defense of any such Claim utilizing attorneys of its choice, at its own expense. The Indemnified Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. Each Party shall keep any counsel selected by the other Party reasonably informed of the status and progress of the defense and shall consult with any counsel selected by the other Party on all material aspects of the defense, including, without limitation, settlement, of such Claim.

11.5 Settlement of Indemnified Claims. The Indemnifying Party shall have the sole authority to settle any indemnified Claim without the consent of the other Party, provided, however, that an Indemnifying Party shall not, without the written consent of the Indemnified Party, as part of any settlement or compromise (i) admit to liability on the part of the Indemnified Party; (ii) agree to an injunction against the Indemnified Party; or (iii) settle any matter in a manner that separately apportions fault to the Indemnified Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an indemnifying party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

11.6 Insurance. Each Party shall obtain and maintain, as of the Detail Commencement Date and for a period of at least one (1) year after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies or extended reporting period under a policy or policies (including coverage for Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of per occurrence of at least $10 million and in the aggregate of at least $10 million. Each Party also shall obtain and maintain, as of the Detail Commencement Date and for a period of at least one (1) year after any expiration or termination of this Agreement, other policies of insurance with commercially appropriate limits of coverages that are usual and ordinary in the day-to-day conduct of its business to meet all of its obligations hereunder. Upon request each Party shall provide any applicable Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated herein, a Party's liability to the other is in no way limited to the extent of the Party's insurance coverage. DEY shall obtain and maintain, as of the Detail Commencement Date and for a period of at least six (6) years after any expiration of termination of this Agreement, a products liability insurance policy or policies or extended reporting period under a policy or policies, with minimum limits of per occurrence of at least $10 million and in the aggregate of at least $10 million.

11.7 Limitation of Liability - Indirect Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE MANUFACTURE, SALE, SUPPLYING OR FAILURE OR DELAY IN SUPPLYING OF THE PRODUCTS OR SERVICES RELATED THERETO, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.8 Limitation of Liability - Aggregate. EACH PARTY'S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT, INCLUDING THE MANUFACTURE, SALE, SUPPLYING OR FAILURE OR DELAY IN SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, SHALL NOT EXCEED $10,000,000.

ARTICLE 12

TERM AND TERMINATION

12.1 Term and Expiration. The "Term" will begin on the Effective Date, and, unless terminated earlier pursuant to Section 12.2, shall continue for a period expiring on December 31, 2013; provided, however, the Term may be extended upon mutual agreement by the Parties or this Agreement may be earlier terminated as further described below in Section 12.2.

12.2 Termination and Effects.

(1) This Agreement may be terminated by CRTX by providing DEY a minimum of ninety (90) days prior written notice at any time after June 30, 2008.

(2) Either Party may terminate this Agreement prior to expiration of the Term in the event that the other Party materially breaches or defaults in the performance of any of its obligations hereunder, and has not cured such breach within [**] days after notice requesting cure of the breach has been received. The Parties agree that if CRTX fails to achieve at least [**] percent ([**]%) of its Detailing requirements set forth in Section 4.3(1) this Agreement for any three (3) month period, such failure shall constitute a material breach unless the Parties agree otherwise in writing.

(3) Either Party may terminate this Agreement in the event that Zileuton Co-Promotion Agreement is terminated by providing the other Party a minimum of ninety (90) days prior written notice.

(4) If CRTX signs a definitive agreement to be acquired by or merged with a Third Party that markets, manufacturers, sells, details or promotes a product containing FAPI for sale in the Territory, each Party will have the option to terminate this Agreement upon at least three (3) business days prior written notice to the other Party.

(5) The right of either DEY or CRTX to terminate this Agreement as provided in this Section 12 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous breach or default.

(6) Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

12.3 Effect of Expiration or Termination.


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

(1) Expiration or termination of this Agreement shall not relieve either Party of any obligation accruing prior to such expiration or termination, including, without limitation, the obligation to satisfy all accrued payment obligations arising hereunder. In addition, the Parties shall have the following obligations upon the expiration or termination of this Agreement: (i) CRTX shall promptly return to DEY any and all Promotional Materials and Samples not delivered to customers, and CRTX shall receive a full refund for all Samples it has paid for and returned; and (ii) each Party shall (and shall cause its respective agents, employees and subcontractors to) return or destroy, as the owner may direct, any and all documentation in any medium that contains, refers to, or relates to the other Party's Proprietary Information.

(2) In addition to any other provisions of this Agreement which by their express terms continue after the expiration of this Agreement, the provisions of Article 9, Article 11 and this Article 12.3 shall survive the expiration or termination of this Agreement and shall continue in effect for at least six (6) Years from the date of expiration or termination. In addition, any other provisions required to interpret and/or enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

ARTICLE 13

MISCELLANEOUS

13.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from factors beyond the reasonable control of a Party, including, without limitation, fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, but in no event later than five (5) days after the commencement of the Force Majeure circumstances. Either Party may terminate upon thirty (30) days written notice if a Force Majeure event continues beyond sixty (60) days.

13.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, either Party may, subject to the terms and conditions of this Agreement, assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any permitted assignee shall assume in writing all obligations of its assignor under this Agreement. Any assignment not in accordance with this Agreement shall be void.

13.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

13.4 Notices. Notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to be effective upon receipt or documented refusal to receive, if delivered in person, if sent by overnight courier service (e.g., FedEx), postage prepaid, or if sent by prepaid registered or certified air mail, return receipt requested, to the following persons at the following addresses of the Parties (or to such other person or persons or address or addresses as may be specified from time to time in a written notice by either Party):

     IF TO DEY:    DEY, L.P.
                   2751 Napa Valley Corporate Drive
                   Napa, CA 94558
                   Attention: President / Chief
                   Executive Officer
                   Attention: SVP, Legal Affairs

     IF TO CRTX:   CRITICAL THERAPEUTICS, INC.
                   60 Westview Street
                   Lexington, MA 02421
                   Attention: President and Chief
                   Executive Officer
                   Attention: General Counsel

13.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

13.6 Applicable Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a "Dispute") by promptly conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within thirty (30) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officers of both Parties. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within thirty (30) Business Days after such notice is received. If the Chief Executive Officers are unable to settle the Dispute between them within thirty (30) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following paragraph.

For any such unresolved Dispute between the Parties, either Party shall give the other written notice to pursue mediation. Within thirty (30) days following the delivery of such notice, the parties shall participate in good faith in non-binding mediation at the New York, New York office of J.A.M.S./ENDISPUTE. Each party agrees to pay its own costs in connection with the mediation, as well as its share the fees and costs of J.A.M.S./ENDISPUTE in connection with the mediation. If the dispute is not resolved by mediation, either party may file an action in any court of competent jurisdiction in the City of New York, State of New York; provided, however, no party to any such action shall be entitled to punitive, exemplary, special, indirect, consequential, or similar damages of any kind, including lost profits and lost business opportunity.

13.7 Entire Agreement. This Agreement, including the exhibits, appendices, and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement supersedes the Binding Letter Agreement executed March 13, 2007, as amended, in its entirety. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters or term sheets, are expressly superseded by this Agreement. Notwithstanding the foregoing in this
Section 13.7 or anything to the contrary herein, the Zileuton Co-Promotion Agreement shall not be affected by or superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

13.8 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

13.9 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.10 Headings / References. The captions to the Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule, Appendix or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule, Appendix or Section of this Agreement.

13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, together, shall constitute one and the same Agreement. This Agreement, once executed by either Party, may be delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the Parties in the presence of one another.

13.12 No Third Party Beneficiaries. Except as specifically set forth herein, no provision of this Agreement shall be for the benefit of, or be enforceable by, any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

13.13 No Benefits. Employees and Sales Representatives of a Party are not eligible to participate in any benefits programs offered by the other Party to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by it to its employees. Each Party acknowledges and agrees that the other Party shall not be responsible for, and shall not maintain or procure, any worker's compensation or unemployment compensation insurance for or on behalf of the first Party's employees or Sales Representatives. Each Party shall be solely responsible for any personal injury or property damage suffered by the Party, its employees, its Sales Representatives or its agents in the course of carrying out any duties under this Agreement. Each Party acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees, its Sales Representatives or its agent may be entitled to receive in connection with the performance of the services here under and that each Party shall likewise be liable for all taxes, excises, assessments and other charges levied by any government authority on, or because of, the services to be provided by it under the terms of this Agreement.

13.14 Non-Solicitation: For the duration of this Agreement and a period of six
(6) months after the termination or expiration of the Agreement, neither Party, without the prior written consent of the other Party, shall directly solicit to employ any person who within the prior six (6) months was employed in any capacity by the other Party (a "Covered Person"); provided, however, that this
Section 13.14 shall not prevent a Party from hiring a Covered Person if: (1) such Covered Person contacts the party on the Covered Person's own initiative without any direct or indirect solicitation by or encouragement from such party;
(2) such Covered Person's employment with the other party was terminated by such other party, or (3) such Covered Person responds to a general solicitation of employment not specifically directed towards the other Party or particular employees of the other Party.

                          SIGNATURE PAGE FOLLOWS BELOW

                                 SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date, intending to be bound hereby.

DEY, L.P.,

BY DEY, INC., ITS GENERAL PARTNER


BY: /s/ J. Melville Engle
    ---------------------------------
NAME: J. Melville Engle
TITLE: President / CEO
DATE: June 25, 2007


CRITICAL THERAPEUTICS, INC.


BY: /s/ Frank E. Thomas
    ---------------------------------
NAME: Frank E. Thomas
TITLE: President and CEO
DATE: June 25, 2007

THE FOLLOWING SCHEDULES ARE ATTACHED HERETO:

SCHEDULE 1.5  Annual / Quarterly Retail Baseline Units or ARBU / QRBU for FFIS
SCHEDULE 1.14 CRTX Trademarks
SCHEDULE 1.19 DEY Patents
SCHEDULE 1.20 DEY Trademarks
SCHEDULE 3.1  Alliance Managers

                                  SCHEDULE 1.5

             ANNUAL / QUARTERLY RETAIL BASELINE UNITS OR ARBU / QRBU

For 2007 through 2009, the Annual/Quarterly Retail Baseline Units for FFIS shall be as follows:

(in [**])

YEAR       2007                   2008                       2009
----       ----                   ----                       ----
ARBU       [**]                   [**]                       [**]
QRBU       3rd Quarter [**]and    1st Quarter is [**];       *
           4th Quarter is [**].   2nd Quarter is [**]; 3rd
                                  Quarter is [**]; and 4th
                                  Quarter [**]

* QRBU for each Year starting January 1, 2009 and later will be provided by DEY by December 31 of the immediately preceding Year based on DEY's internal forecast for retail sales of Product for such period.

                                  SCHEDULE 1.14

                                 CRTX TRADEMARKS

ZYFLO(R)

ZYFLO CR(TM)

www.zyflo.com

www.zyflocr.com

                                  SCHEDULE 1.19

                                   DEY PATENTS

The DEY Patents are issued, outstanding and in full force, and are United States Patents Nos. 6,667,334 and 6,814,952.

SCHEDULE 1.20

                                 DEY TRADEMARKS

DEY

DEY LOGO

Perforomist

www.perforomist.com

                                  SCHEDULE 3.1

                                ALLIANCE MANAGERS

DEY DESIGNEE:  [**]

CRTX DESIGNEE: [**]